Exhibit 99.1
      PRESS RELEASE
For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2006

St. Louis, MO, August 8, 2006… Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Highlights for the quarter include:
•	Diluted earnings per share were $1.12 compared to $.79 a year ago.
•	Net sales for the quarter increased 14%, primarily as a result of business acquisitions, as well as improved pricing, favorable mix, and a slight volume increase.
•	Total segment profit contribution was up 14% as a result of higher net sales, cost reduction efforts, and acquisitions, net of the effects of higher costs of raw materials, freight, and energy.
•
Earnings before income taxes and equity earnings were $32.4 million (compared to $24.6 million last year) and included the effects of a $3.7 million non-cash gain on forward sale contracts ($.09 per share) and $1.2 million of additional stock-based compensation expense due to the adoption of FAS 123(R) this year ($.03 per share).

•	Equity in earnings of Vail Resorts, Inc. (after tax) were $9.0 million ($.33 per share) compared to $8.4 million ($.28 per share) a year ago.
•	Net earnings were $30.2 million, 26% higher than last year.
•	Weighted average shares for diluted EPS were 27.0 million compared to 30.4 million a year ago.

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Sales
Ralston Foods	$114.7	$91.7	$332.3	$278.0
Bremner	80.4	79.8	239.2	244.0
Cereals, Crackers & Cookies	195.1	171.5	571.5	522.0
Dressings, Syrups, Jellies & Sauces	102.9	98.7	289.6	289.2
Snack Nuts & Candy	52.5	55.7	177.0	174.8
Frozen Bakery Products	111.9	80.6	326.9	247.2
Total	$462.4	$406.5	$1,365.0	$1,233.2

Profit Contribution
Cereals, Crackers & Cookies	$20.9	$16.7	$55.2	$50.6
Dressings, Syrups, Jellies & Sauces	7.4	4.1	6.9	10.2
Snack Nuts & Candy	3.2	5.4	10.0	15.3
Frozen Bakery Products	11.7	11.7	36.5	35.9
Total segment profit contribution	43.2	37.9	108.6	112.0
Interest expense, net	(7.9)	(4.0)	(20.6)	(12.0)
Gain (loss) on forward sale contracts	3.7	-	(1.7)	-
Gain on sale of securities	-	-	2.6	-
Restructuring charges	-	(1.5)	-	(1.6)
Accelerated depreciation	-	(1.0)	(1.1)	(1.2)
Litigation settlement income, net	-	1.7	-	1.7
Systems upgrades and conversions	(.6)	(1.9)	(3.0)	(5.6)
Stock-based compensation expense	(1.3)	(.1)	(4.1)	(.5)
Other unallocated corporate expenses	(4.7)	(6.5)	(15.1)	(15.0)
Earnings before income taxes
and equity earnings	$32.4	$24.6	$65.6	$77.8

The third quarter sales growth was $55.9 million, of which $12.8 million is attributable to Medallion, acquired June 22, 2005 (included in Ralston Foods in the Cereals, Crackers & Cookies segment), $18.6 million came from Western Waffles, acquired November 15, 2005, and $7.3 million came from Parco, acquired February 7, 2006 (both reported in the Frozen Bakery Products segment). The remaining growth ($17.2 million, or 4%) was due primarily to selling price increases and product mix, as overall organic volume growth was less than 2%.

For the quarter, ingredient and packaging costs were unfavorable by a total of about $11.1 million. Higher freight rates increased cost of products sold by approximately $1.8 million as fuel costs remained high compared to the prior year. Increases in the costs of natural gas and electricity used in our production facilities reduced gross profit by about $1.6 million. Through the first nine months, the corresponding year-over-year cost increases were approximately $27.9 million for raw materials, $10.1 million for freight, and $7.4 million for energy. Because of the rapid escalation of these costs and the nature of the private label retail business, these costs could not be fully recovered during the first half of the year. However, Ralcorp’s ongoing efforts to improve pricing and reduce other costs were effective in mitigating the increases in the third quarter.

Third quarter net earnings were affected by a $3.7 million non-cash gain on the Company’s forward sale contracts, executed November 22, 2005, and April 19, 2006, related to 3,750,100 of its shares of Vail Resorts, Inc. (NYSE:MTN). The contracts include a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received a total of $110.5 million). The contracts operate as a hedge of the future sale of the stock in that the Company will receive no less than the $110.5 million proceeds for the 3,750,100 shares. However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting. Consequently, gains or losses on the contracts are immediately recognized in earnings. It should be noted that the market price of Vail stock decreased from $38.22 to $37.10 per share during the third quarter, resulting in $4.2 million of unrecorded unrealized loss on the shares covered by these contracts. Amortization of the prepayment discounts, which totaled $1.3 million in the third quarter, is included in interest expense. For the nine months ended June 30, 2006, the net loss on the contracts was $1.7 million, and $2.2 million of amortization was included in interest expense.

For additional information regarding the Company’s results and financial position, refer to the statements and schedules below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed August 8, 2006.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$462.4	$406.5	$1,365.1	$1,233.2
Cost of products sold	(373.6)	(326.1)	(1,109.6)	(987.1)
Gross Profit	88.8	80.4	255.5	246.1
Selling, general and administrative expenses	(52.2)	(52.0)	(170.2)	(156.4)
Interest expense, net	(7.9)	(4.0)	(20.6)	(12.0)
Gain (loss) on forward sale contracts	3.7	-	(1.7)	-
Gain on sale of securities	-	-	2.6	-
Restructuring charges	-	(1.5)	-	(1.6)
Litigation settlement income	-	1.7	-	1.7
Earnings before Income Taxes
and Equity Earnings	32.4	24.6	65.6	77.8
Income taxes	(11.2)	(9.0)	(22.4)	(28.4)
Earnings before Equity Earnings	21.2	15.6	43.2	49.4
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	9.0	8.4	10.6	9.1
Net Earnings	$30.2	$24.0	$53.8	$58.5

Earnings per Share
Basic	$1.14	$.81	$1.92	$1.98
Diluted	$1.12	$.79	$1.88	$1.92

Weighted Average Shares
for Basic Earnings per Share	26,515	29,621	27,993	29,510
Dilutive effect of:
Stock options	479	800	498	851
Restricted stock awards	39	27	35	23
Weighted Average Shares
for Diluted Earnings per Share	27,033	30,448	28,526	30,384

RALCORP HOLDINGS,  INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in millions)

	June 30,	Sept. 30,
	2006	2005

Assets
Current Assets
Cash and cash equivalents	$14.4	$6.2
Investment in Ralcorp Receivables Corporation	83.9	42.5
Receivables, net	46.4	30.8
Inventories	180.7	181.5
Deferred income taxes	6.1	6.7
Prepaid expenses and other current assets	3.7	2.3
Total Current Assets	335.2	270.0
Investment in Vail Resorts, Inc.	102.7	87.6
Property, Net	399.2	357.4
Goodwill	448.0	412.5
Other Intangible Assets, Net	150.6	125.0
Other Assets	21.8	17.0
Total Assets	$1,457.5	$1,269.5

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$76.7	$76.9
Book cash overdrafts	25.8	35.0
Other current liabilities	68.2	59.5
Total Current Liabilities	170.7	171.4
Long-term Debt	550.7	422.0
Deferred Income Taxes	67.5	61.2
Other Liabilities	214.7	96.6
Total Liabilities	1,003.6	751.2
Shareholders' Equity
Common stock	.3	.3
Capital in excess of par value	121.9	119.9
Retained earnings	554.7	500.9
Common stock in treasury, at cost	(193.3)	(65.8)
Unearned portion of restricted stock	(3.8)	(4.3)
Accumulated other comprehensive loss	(25.9)	(32.7)
Total Shareholders' Equity	453.9	518.3
Total Liabilities and Shareholders' Equity	$1,457.5	$1,269.5